        Exhibit 10.1

CHANGE OF CONTROL TERMINATION AGREEMENT
This Change of Control Termination Agreement (this “Agreement”) is by and between Granite Ridge Resources, Inc., a Delaware corporation (the “Company”), and Kimberly Weimer (“Employee”) and is effective as of March 6, 2024 (the “Effective Date”).
WHEREAS, Employee is employed by the Company as its Chief Accounting Officer; and
WHEREAS, the Company has determined that it is in the best interests of the Company to continue employing Employee through the consummation of a potential Change of Control (as defined below).
NOW THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree as follows:
1.Term of Agreement.
(a)Initial Term. The initial term of this Agreement (the “Initial Term”) shall be for the period which commences on the Effective Date and which terminates on the three year anniversary of the Effective Date (the “Expiration Date”), unless terminated before the Expiration Date in accordance with this Section 1.
(b)Renewal Term. The Initial Term of this Agreement shall automatically be extended for an additional one-year term on the Expiration Date (each, a “Renewal Term”) and on each successive anniversary of the Expiration Date (each, a “Renewal Date”), unless and until (i) the Board gives written notice of non-renewal at least 90 days before any Renewal Date; or (ii) this Agreement is terminated earlier in accordance with this Section 1.
(c)Term. For all purposes in this Agreement, the Initial Term and any Renewal Terms are referred to collectively as the “Term” of this Agreement. If Employee’s employment with the Company terminates for any reason other than those described in Section 2 during the Term, this Agreement shall terminate as of such date of termination and Employee shall not be entitled to the payments and benefits described in Section 2.
(d)Modification of Term Upon Change of Control. Upon a Change of Control during the Term, the Term will be extended (or reduced, as the case may be) through the end of the Protection Period (as defined below), immediately following which time this Agreement will terminate.
(e)Survival of Certain Provisions. Notwithstanding the expiration of the Term or other termination of this Agreement, Section 4 of this Agreement shall survive any expiration or termination of this Agreement, and if a Change of Control shall occur prior to the expiration of the Term or other termination of this Agreement, the terms of this Agreement shall survive to the extent necessary to enable Employee to enforce Employee’s rights under Section 2 of this Agreement.

2.Payment and Benefits Due Upon Termination in Connection with Change of Control. If the Company should undergo a Change of Control the parties agree as follows:
(a)Change of Control Benefits. If Employee is employed by the Company on the CIC Effective Date (as defined below) and Employee is terminated on or before the six-month anniversary of the CIC Effective Date (the “Protection Period”) by the Company without Cause or by Employee for Good Reason, then the Company shall provide Employee with the following payments and benefits (collectively, the “Change of Control Benefits”):
(i)an amount equal to three times the sum of (A) Employee’s annual base salary that is in effect immediately before Employee’s date of termination, plus (B) the annual discretionary bonus (the “Annual Bonus”) received by Employee for the fiscal year preceding the date of termination (or if Employee was employed for less than one full fiscal year prior to the date of termination, the Annual Bonus shall be the annual target for the Annual Bonus payable during the current fiscal year) (together, the “Change of Control Payment”). The Change of Control Payment shall be paid to Employee in a lump sum within 60 days of Employee’s date of termination; provided, however, that no Change of Control Payment shall be paid to Employee unless the Company receives, on or within 55 days after the date of termination, an executed and fully effective copy of the Release (as defined below);
(ii)notwithstanding anything to the contrary within the LTIP or an applicable award agreement granted thereunder, Employee shall be entitled to accelerated vesting with respect to all time-based equity awards (including with respect to the time-based portion of any performance-based equity awards) outstanding at the time of the applicable termination of employment by the Company without Cause or by Employee for Good Reason; and
(iii)during the 18-month period commencing on the date of termination that Employee is eligible to elect and elects to continue coverage for Employee and their eligible dependents under the Company’s group health insurance plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or similar state law, the Company shall reimburse Employee on a monthly basis for the difference between the amount Employee pays to effect and continue such coverage under COBRA and the employee contribution amount that active employees of the Company pay for the same or similar coverage; provided, however, that Employee shall notify the Company in writing within five days after Employee becomes eligible after the date of termination for group health insurance coverage, if any, through subsequent employment or otherwise and the Company shall have no further reimbursement obligation after the Employee becomes eligible for group health insurance coverage due to subsequent employment or otherwise.
(b)Execution and Non-Revocation of General Release Agreement. Notwithstanding any other provision in this Agreement, the Change of Control Benefits are subject to the condition that within 55 days after Employee’s date of termination, Employee executes, delivers to the Company, and does not revoke as permitted by applicable law a General Release Agreement in a form reasonably acceptable to the Company (the “Release”) that, among other things, fully and finally releases and waives any and all claims, demands, actions, and suits whatsoever which Employee has or may have against the Company and their affiliates, whether under this Agreement or otherwise, that arose before the Release was executed. For purposes of this Agreement, the Release shall not become fully enforceable and irrevocable until Employee has timely executed the Release and not revoked Employee’s acceptance of the Release within seven days after its execution.
(c)Any COBRA reimbursements due under this Section shall be made by the last day of the month following the month in which the applicable premiums were paid by Employee.
3.Definitions. For purposes of this Agreement, the following terms shall have the following definitions:
(a)Board means the Board of Directors of the Company.
(b)Cause shall mean any act or omission of Employee that constitutes any:
(i)material breach of this Agreement,
(ii)Employee’s failure or refusal to perform Employee’s duties, responsibilities, and authorities under this Agreement, including, but not limited to, the failure or refusal to follow any lawful directive of the CEO,
(iii)material violation of any written employment policy or rule of the Company, which results, or is likely to result in, any material reputational, financial, or other harm to the Company,
(iv)misappropriation of any funds, property, or business opportunity of the Company,
(v)illegal use or distribution of drugs or any abuse of alcohol in any manner that adversely affects Employee’s performance,
(vi)fraud upon the Company or bad faith, dishonest, or disloyal acts or omissions toward the Company,
(vii)commission, indictment, or conviction of any felony or any misdemeanor involving moral turpitude, or
(viii)other acts or omissions contrary to the best interests of the Company which has caused, or is likely to cause, material harm to them.
If the Company determines in its sole discretion that a cure is possible and appropriate, the Company shall give Employee written notice of the acts or omissions constituting Cause and no termination of this Agreement shall be for Cause unless and until Employee fails to cure such acts or omissions within 30 days following receipt of such written notice. If the Company determines in its sole discretion that a cure is not possible and appropriate, Employee shall have no notice or cure rights before this Agreement is terminated for Cause.
(c)Change of Control has the same meaning as assigned by the Company’s LTIP.
(d)Change of Control Benefits shall have the meaning set forth in Section 2.
(e)Change of Control Payment shall have the meaning set forth in Section 2.
(f)CIC Effective Date means the date upon which a Change of Control occurs.
(g)Good Reason shall exist in the event any of the following actions are taken without Employee’s consent:
(i)a material diminution in Employee’s base salary, duties, responsibilities, or authorities;
(ii)a requirement that Employee report to an officer or employee other than the Chief Financial Officer;
(iii) a material relocation of Employee’s primary work location more than 50 miles away from the Company’s corporate headquarters; or
(iv)any other action or inaction by the Company that constitutes a material breach of its obligations under this Agreement.
To exercise the right to terminate for Good Reason, Employee must provide written notice to the Company of Employee’s belief that Good Reason exists within 90 days of the initial existence of the condition(s) giving rise to Good Reason, and that notice shall describe the condition(s) believed to constitute Good Reason. The Company shall have 30 days to remedy the Good Reason condition(s). If not remedied within that 30-day period, Employee may terminate this Agreement; provided, however, that such termination must occur no later than 180 days after the date of the initial existence of the condition(s) giving rise to the Good Reason; otherwise, Employee shall be deemed to have accepted the condition(s), or the Company’s correction of such condition(s), that may have given rise to the existence of Good Reason.
(h)LTIP shall mean the Company’s 2022 Omnibus Incentive Plan (as it may be amended from time to time).
(i)Protection Period shall have the meaning set forth in Section 2.
(j)Term shall have the meaning set forth in Section 1.
4.Miscellaneous

(a)Withholding. The Company shall have the right to withhold from the Change of Control Benefits any federal, state, or local income and/or payroll taxes required by law to be withheld and to take such other action as the Company deems advisable to enable the Company and Employee to satisfy obligations for the payment of withholding taxes and other tax obligations relating to the Change of Control Benefits.
(b)No Right to Continued Employment. Nothing in this Agreement confers on Employee any right to continued employment with the Company.
(c)Amendments and Waivers. Any modification to or waiver of this Agreement shall be effective only if it is in writing and signed by the parties to this Agreement. Notwithstanding the previous sentence, the Company may modify or amend this Agreement in its sole discretion at any time without the further consent of Employee in any manner necessary to comply with applicable law and regulations or the listing or other requirements of any stock exchange upon which the Company is listed.
(d)Successors and Assigns. This Agreement and all rights hereunder are personal to Employee and shall not be assignable by Employee; provided, however, that any amounts that shall have become payable under this Agreement prior to Employee’s death shall inure to the benefit of Employee’s heirs or other legal representatives, as the case may be. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company. The Company shall require any successor to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place. In the event a successor does not assume this Agreement, the benefits payable pursuant to this Agreement will be paid immediately prior to the Change of Control.
(e)Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each provision of this Agreement shall be severable and enforceable to the extent permitted by law.
(f)Entire Agreement. Except as otherwise specifically provided herein, this Agreement constitutes the entire agreement between the parties respecting the subject matter hereof and supersedes any prior agreements respecting severance benefits following a Change of Control.
(g)Governing Law; Venue. This Agreement shall be governed by the laws of the State of Texas, without regard to its conflict-of-laws principles. The parties hereby irrevocably consent to the binding and exclusive venue for any dispute, controversy, claim, or cause of action between them arising out of or related to this Agreement being in the state or federal court of competent jurisdiction that regularly conducts proceedings or has jurisdiction Dallas County, Texas. Nothing in this Agreement, however, precludes either party from seeking to remove a civil action from any state court to federal court.

(h)Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement. The delivery of this Agreement in the form of a clearly legible facsimile or electronically scanned version by e-mail shall have the same force and effect as delivery of the originally executed document.
(i)Section 409A. Notwithstanding any provision of this Agreement to the contrary, all provisions of this Agreement are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the applicable regulations and administrative guidance issued thereunder (collectively, “Section 409A”) or an exemption therefrom and shall be construed and administered in accordance with such intent. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. Any payments to be made under this Agreement upon a termination of Employee’s employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if Employee’s receipt of such payment or benefit is not delayed until the earlier of (A) the date of Employee’s death or (B) the date that is six months after the date of Employee’s termination (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to Employee (or Employee’s estate, if applicable) until the Section 409A Payment Date. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.
[Signature Page Follows]

AGREED as of the dates signed below:
GRANITE RIDGE RESOURCES, INC.    EMPLOYEE

By:    /s/ Luke C. Brandenberg        By: /s/ Kimberly A. Weimer
    Name:    Luke Brandenberg        Kimberly Weimer
    Title:    CEO

Date Signed: March 11, 2024        Date Signed: March 11, 2024